David M. Cordani
President and CEO

Routing W2SLT
900 Cottage Grove Road
Hartford, CT 06152
Telephone 860.226.7482
Facsimile 860.226.3099

July 22, 2020

Ms. Noelle Eder
7449 Dulany Drive
Mclean, VA 22101

Dear Noelle:

On behalf of Cigna, I am pleased to confirm our offer of employment for the role of Executive Vice President Chief Information Officer for Cigna Health and Life Insurance Company (the "Company"), reporting to me. Your primary place of work will be in Cigna's office in Bloomfield, Connecticut, although it is expected that you will work at home until our offices re-open.

Annual Compensation Opportunity for this Role

Salary. Your salary will be paid bi-weekly at a pre-tax annualized rate of **$700,000**.

You will be eligible for consideration for a merit increase during the next annual Compensation Review Process, which will occur in the first quarter of 2021, based on an assessment of your performance this year and review of base salary relevant to market reference data.

Annual Bonus Opportunity. You will be eligible for consideration for a bonus award during the next annual Compensation Review Process. Any bonus you may be eligible for each year will be based on your individual contribution and overall business results. The current annual bonus target opportunity for your role is **$700,000** and will be pro-rated for the first year based on your hire date. Actual awards may range from 0 to 200% of your annual target and are typically paid in the first quarter of the year following the performance period. Annual bonuses are not considered earned until the date paid.

Long-Term Incentive Opportunity. You will be eligible for consideration for a long-term incentive award during the next annual Compensation Review Process. Annual long-term incentive awards, vesting conditions and eligibility levels are subject to Board approval and to the terms and conditions of the applicable plan document and award agreement. The long-term incentive target for your role is **$2,400,000.** Long-term incentive awards are typically granted in the first quarter of each year, in equity compensation vehicles (e.g., stock options, Strategic Performance Shares (SPSs), and/or restricted stock), and may vary from 0 to 150% of target based on individual performance and potential. Awards typically vest over three years.

Total Annual Compensation Opportunity: $3,800,000

Sign-on Awards

Equity Sign-on Awards. The following long-term incentive awards with an aggregate grant date target value of **$2,845,000** will be awarded to you on the first date on or after your date of hire that is in an open trading period and will be subject to the terms of Cigna's Long-Term Incentive Plan and the applicable grant agreements:

- an SPS award for the 2018-2020 performance period with a grant date value of $130,000; shares earned (paid) in 2021 per the plan's formula;
- an SPS award for the 2019-2021 performance period with a grant date value of $515,000; shares earned (paid) in 2022 per the plan's formula;
- an SPS award for the 2020-2022 performance period with a grant date value of $900,000; shares earned (paid) in 2023 per the plan's formula;
- a restricted stock grant with a grant date value of $1,000,000. The restricted stock will vest ratably over three years (1/3 each year) subject to your continued employment; and
- a stock option grant with a grant date value of $300,000. The stock options will vest and become exercisable ratably over two years (50% each year) subject to your continued employment.

Cash Sign-on Award. You will receive a $900,000 cash award which will be paid in two equal installments: the first within 30 days following your start date and the second six months following your start date. You understand and agree that should you voluntarily terminate your employment with the Company or be terminated by the Company for "Cause" (as defined below) before the first anniversary of your start date, you will be required to repay 100% of the bonus described in this paragraph to the Company. You hereby authorize Cigna, to the extent permitted by law, to recoup the amounts you are required to repay from your final incentive payment or final paycheck. If only part of the repayment amounts is recouped from your final incentive payment or final paycheck, you agree to repay the balance to Cigna within seven calendar days of the date you leave Cigna's employ.

For purposes of the foregoing paragraph, "Cause" means one or more of the following as determined by the Company: a) your conviction of a felony or a crime involving moral turpitude; b) your commission of any act or omission involving material dishonesty or fraud with respect to the Company; c) your reporting to work under the influence of illegal drugs or use of illegal drugs (whether or not at the workplace); d) your repeated conduct causing the Company substantial public disgrace or disrepute or substantial economic harm; e) your continued and repeated failure to perform substantially the duties of your employment after 30 days' notice from the Company and, if such failure is capable of being cured, not curing such failure within 30 days of notice from the Company; or f) your engaging in gross negligence or willful misconduct with respect to the Company.

Stock Ownership Guidelines

To align management and shareholder interests Cigna executives are subject to stock ownership guidelines. The stock ownership guideline for your position is three times your base salary. Each executive has five years from the date they become subject to the stock ownership guidelines to meet their guideline.

Other Benefits

Relocation Benefits. To assist you with your relocation to Connecticut, you will be eligible for the executive relocation benefits described in the attached document.

Executive Financial Planning Allowance. You will be eligible to participate in Cigna's Executive Financial Services (EFS) program, which allows for reimbursement or payment on your behalf by the Company for expenses you incur for financial counseling with a Company-approved firm and/or tax preparation and will/trust preparation charges by the accounting and legal firms of your choice. The annual EFS allowance for which you will be eligible is $6,500. This is the maximum amount the Company will reimburse or pay on your behalf. Reimbursed amounts will be taxable income to you, and EFS expenses paid directly by the Company on your behalf will be imputed income to you and reported as such on your W-2 form for the year in which it is used.

Paid Time Off. You will be eligible for 28 (or 224 hours) days of PTO in a full calendar year. PTO is pro-rated in your first year of employment based upon your date of hire. In addition, you will be eligible for eight paid company holidays.

Executive Travel Services. A special travel unit is available to executives for the purpose of arranging convenient, efficient and secure travel.

Excess Personal Liability Insurance. You will be eligible for $1,000,000 of Company-paid excess personal liability insurance coverage (commonly referred to “umbrella” coverage), and you will be eligible to buy additional umbrella coverage at the group rate. The premium for the Company-paid benefit will be imputed income to you and will be reported as such on your W-2 form for the year in which it is paid.

Employee Benefit Programs. As an employee of the Company, you will be able to take full advantage of Cigna’s employee benefit programs. In addition to conventional benefit programs, such as health care, 401(k) and deferred compensation plans, there are additional work life benefits available to you, subject to the terms of each plan.

Additional Information Regarding Your Employment

Please understand that this offer is not a contract of employment. Cigna employees are employees-at-will. This means that you can resign your employment at any time and for any reason. It also means that Cigna can terminate your employment at any time and for any reason, with or without cause.

This offer of employment is subject to full and satisfactory background check and your passing a standard drug test. You will receive an email from Accurate Background which will explain the process for completing the drug test. Our objective is to complete the background verification and drug screen process as quickly as possible.

This offer is also subject to your accepting the terms of the attached Confidentiality, Non-Competition and Non-Solicitation Agreement. Please review it carefully before accepting.

Also, by accepting this offer of employment with the Company, you represent and warrant that your acceptance of employment with, and/or the performance of duties for, the Company shall not breach any non-compete or other agreement that you have with any other employer or party.

Finally, you agree not to bring with you to Cigna, or use in performance of work for Cigna, any confidential information belonging to any prior employer, unless you first receive written permission from such employer.

Noelle, I am excited to have you join the organization to be a key leader of our team. Please feel free to call me if you would like to discuss any of these items.

Sincerely,

/s/ David M. Cordani

David M. Cordani

cc: K. Gorodetzer
J. Murabito

Please indicate your acceptance of our offer by signing below and returning a copy to me.

Acceptance: /s/ Noelle Eder

Date: 7/24/2020

Start Date: ____________________